Exhibit 10.10

CUSTOMER RECEIVABLES GUARANTY

This CUSTOMER RECEIVABLES GUARANTY, dated as of [                    ] 2014 (this “Guaranty”), by TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC., a Delaware corporation (the “Guarantor”), in favor of [NAME OF OPERATING COMPANY], a [Delaware limited liability company] (the “Beneficiary”).1

1.	Guaranty. In consideration of [NAME OF HOLDING COMPANY], a Cayman Islands company (“Holdco”), purchasing the member interests in the Beneficiary pursuant to the [ ] (the “Purchase Agreement”), the Guarantor hereby irrevocably guarantees to the Beneficiary the payment within the time period prescribed by Section 2 hereof of all accounts receivable held by the Beneficiary on the closing date of the Purchase Agreement to the extent taken into account for purposes of computing the [Working Capital][2] thereunder (collectively, the “Receivables”, and each account debtor that is obligated on a Receivable, an “Account Debtor”). The obligations of the Guarantor hereunder shall be unconditional and absolute and shall not be released, discharged or otherwise affected by, and the Guarantor hereby waives any defense related to: (i) any extension, renewal, settlement, compromise, waiver or release in respect of any Receivable that has been approved by the Guarantor; (ii) any modification or amendment of or supplement to the Purchase Agreement; (iii) any change in the corporate existence, structure or ownership of Holdco, the Beneficiary or any of the Account Debtors, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdco, the Beneficiary or any of the Account Debtors or their respective assets; (iv) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Holdco, the Beneficiary, any Account Debtor or any other corporation or person, whether in connection herewith or with any unrelated transactions; (v) any invalidity or unenforceability relating to or against any of the Account Debtors for any reason in respect of the Receivables, or any provision of applicable law or regulation purporting to prohibit the payment by any of the Account Debtors of any of the Receivables; or (vi) any other act or omission to act or delay of any kind by Holdco, the Beneficiary, any Account Debtor or any other corporation or person or any other circumstance whatsoever that could, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

2.	Nature of Guaranty. This is a guaranty of payment and not of collection. The Guarantor agrees that the Beneficiary may look to the Guarantor for payment of the Receivables whether or not the Beneficiary shall have proceeded against any of the Account Debtors with respect to payment of the Receivables. The Beneficiary shall not be obligated to file any claim relating to the Receivables in the event that any of the Account Debtors becomes subject to any bankruptcy, insolvency or similar proceeding, and the failure of the Beneficiary to so file shall not affect the Guarantor’s obligations hereunder. If any of the Account Debtors defaults in the payment of any of the Receivables within 30 days after the date when due, then, upon the written demand of the Beneficiary to the

[1]	There will be separate Guaranties for each U.S. operating company.
[2]	Conform to defined term in the Purchase Agreement.

Guarantor (except in the case of any statutory or other prohibition imposed on the Beneficiary by any bankruptcy, insolvency or similar proceeding of any of the Account Debtors or the Guarantor, or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Account Debtors or the Guarantor, in which case written demand is hereby waived), the Guarantor shall, within thirty days after Guarantor’s receipt of such demand, make full payment of any amount then due and unpaid in respect of such Receivables.

3.	No Waiver; Cumulative Rights. The Beneficiary can enforce the guaranty upon each and every default of payment required by the Receivables. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary at any time or from time to time.

4.	Subrogation; Agreement with Respect to Receivables. By accepting the benefits of this Guaranty, the Beneficiary hereby agrees that if the Guarantor makes a payment to the Beneficiary in respect of any Receivable as a result of this Guaranty, the Guarantor shall be subrogated to the rights of the Beneficiary against the Account Debtor with respect to such payment, and the Beneficiary shall use commercially reasonable efforts to assist the Guarantor in collecting any such Receivable. The Beneficiary agrees (i) not to extend the time for payment of, settle, compromise, waive or release any right with respect to, or otherwise modify, any Receivable without the prior consent of the Guarantor, and (ii) that, notwithstanding anything to the contrary in this Guaranty, the Guarantor shall have and retain a defense to payment with respect to any Receivable that has been settled, compromised, waived, released or modified without the Guarantor’s prior consent.

5.	Notices.

(a)	All notices or demands on the Guarantor shall be in writing and deemed effective when delivered to Transocean Offshore Deepwater Drilling Inc., 4 Greenway Plaza, Houston, Texas 77046, Attention: [Legal Department, Fax: (713) 232-7511], or to such other address or fax number as the Guarantor shall have provided to the Beneficiary by written notice as herein set out.

(b)	All notices or communications to the Beneficiary shall be in writing and deemed effective when delivered to [ , Attention: , Fax: ], or to such other address or fax number as the Beneficiary shall have provided to the Guarantor by written notice as herein set out.

6.	Continuing Guaranty. This Guaranty may not be revoked or terminated by the Guarantor and shall remain in full force and effect until all of the Receivables have been paid in full. Notwithstanding the foregoing, this Guaranty shall continue to be effective or be reinstated if any payment to the Beneficiary by any Account Debtor on account of the Receivables is returned to any Account Debtor or is rescinded upon the bankruptcy, insolvency or similar proceeding of any Account Debtor.

7.	Entire Agreement; Amendments; Etc. This Guaranty constitutes the entire agreement of the Guarantor and the Beneficiary with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Guarantor and the Beneficiary with respect to the subject matter hereof. Neither this Guaranty nor any of the terms hereof may be amended, supplemented, waived or modified, except by an instrument in writing signed by the Beneficiary and the Guarantor.

8.	Waiver; Expenses; Etc. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any of the Account Debtors or any other corporation or person. The Guarantor shall reimburse the Beneficiary on demand for all reasonable out-of-pocket costs, expenses and charges (including without limitation fees and charges of legal counsel) incurred by Beneficiary in connection with the enforcement of this Guaranty. The obligations of the Guarantor under this provision shall survive the termination of this Guaranty.

9.	Binding upon Successors and Assigns; Assignment; No Third Party Beneficiaries. This Guaranty shall be binding upon the Guarantor and its legal successors and assigns. Neither this Guaranty nor any rights, interests or obligations hereunder may be assigned without the prior written consent of the Guarantor and the Beneficiary. This Guaranty is solely for the benefit of the Beneficiary and shall not be deemed to confer upon or give to anyone else any remedy, claim of liability or reimbursement, cause of action or other right.

10.	Governing Law. This Guaranty shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

By:
Name:
Title:

Acknowledged and Accepted:

[NAME OF BENEFICIARY]

By:
Name:
Title: